                                  EXHIBIT 3.1


                                   CERTIFICATE
                                       OF
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                            CITIZENS BANCSHARES, INC.

        Marty E. Adams, who is President, and Fred H. Johnson III, who is Secretary, of the above-named Ohio corporation for profit with its principal location at Salineville, Ohio, do hereby certify that a meeting of the shareholders was duly called and held on the 28th day of March, 1996, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 71.7% of the voting power of the Corporation, the Fourth Amended Articles of Incorporation attached hereto and made a part hereof were adopted to supersede and take the place of the existing Articles and all amendments thereto.

        IN WITNESS WHEREOF, the above-named officers, acting for and on behalf of the Corporation, have subscribed their names this 28th day of March, 1996.


                                         /s/ Marty E. Adams
                                         -----------------------------
                                         Marty E. Adams, President


                                         /s/ Fred H. Johnson III, Secretary
                                         ------------------------------
                                         Fred H. Johnson III, Secretary

                    FOURTH AMENDED ARTICLES OF INCORPORATION

                                       OF

                            CITIZENS BANCSHARES, INC.

        FIRST:   The name of the Corporation shall be Citizens
Bancshares, Inc.

        SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is in Salineville, Columbiana County, or such other location as the Board of Directors may from time to time determine.

        THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereafter amended.

        FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue is six million two hundred thousand (12,200,000), divided into two classes as follows: 200,000 Serial preferred Shares, par value $10.00 (Ten Dollars) per share (hereinafter called the "Serial Shares"), and 12,000,000 Common Shares, without par value (hereinafter called the "Common Shares").

        No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in the treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

        The shares of such classes shall have the following express terms:

                                   DIVISION A

                       EXPRESS TERMS OF THE SERIAL SHARES

        SECTION 1. The Serial Shares may be issued from time to time in one or more series. All shares of Serial Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 7, both inclusive, of this division, which provisions shall apply to all Serial Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                (a) The designation of the series, which may be by distinguishing number, letter, or title.

                (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                (c) The annual dividend rate of the series.

                (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

                (e) The redemption rights and price or prices, if any, for shares of the series.

                (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                (g) The amounts payable on shares of the series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Corporation.

                (h) Whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which conversion may be made.

                (i) Restrictions (in addition to those set forth in Sections 5(b) and 5(c) of this Division) on the issuance of shares of the same series or of any other class or series.

        The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), both inclusive, of this
Section 1.

        SECTION 2. The holders of Serial Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable quarterly on the dates fixed for such


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series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Shares of all series then issued and outstanding and entitled to receive such dividend.

        SECTION 3. In no event so long as any Serial Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Shares, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Shares be purchased, retired, or otherwise acquired by the Corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Shares received by the Corporation subsequent to March 11, 1985):

                (a) Unless all accrued and unpaid dividends on Serial Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                (b) Unless there shall be no arrearages with respect to the redemption of Serial Shares of any series from any sinking fund provided for shares of such series in accordance with Section 1 of this Division.

        SECTION 4. (a) The holders of Serial Shares of any series shall, in case of liquidation, dissolution, or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution, or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Shares in proportion to the full preferential amount to which each such share is entitled.


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        After payment to holders of Serial Shares of the full preferential amounts as aforesaid, holders of Serial Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

        (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation, or winding up for the purposes of this Section 4.

        SECTION 5. (a) the holders of Serial Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Shares and the holders of Common Shares shall vote together as one class on all matters.

        If, and so often as, the Corporation shall be in default in the payment of six (6) full quarterly dividends (whether or not consecutive) on any series of Serial Shares at the time outstanding, whether or not earned or declared, the holders of Serial Shares of all series, voting separately as a class and in addition to all other rights to vote for directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Corporation; provided, however, that the holders of Serial Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than one-third of the outstanding Serial Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

        In the event of default entitling the holders of Serial Shares to elect two (2) directors as above specified, a special meeting of the shareholders for the purpose of electing such directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the Serial Shares of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty (120) days after the date of receipt of


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the foregoing written request from the holders of Serial Shares. holders of
Serial Shares shall be entitled to elect directors, the holders of one-third of the then outstanding Serial Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Shares are entitled to elect as hereinabove provided. The two directors who may be elected by the holders of Serial Shares pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of directors of the Corporation or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the Corporation, the two directors elected by the holders of Serial Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

        (b) The affirmative vote of the holders of at least two-thirds of the Serial Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Shares are concerned, such action may be effected with such vote):

                (i) Any amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Shares; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Shares or of any shares of any class ranking on a parity with or junior to the Serial Shares, nor the amendment of the provisions of the Regulations so as to increase the number of directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Shares; and provided further, that if such amendment, alteration, or repeal affects adversely the rights or preferences of one or more but not all series of Serial Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required;


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                (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Shares; or

                (iii) The purchase or redemption (for sinking fund purposes of otherwise) of less than all of the Serial Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Shares, unless all dividends upon all Serial Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

        (c) The affirmative vote of the holders of at least a majority of the shares of Serial Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Shares are concerned, such action may be effected with such vote):

                (i) The sale, lease or conveyance by the Corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Shares except the same number of shares ranking prior to or on a parity with the Serial Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                (ii) The authorization of any shares ranking on a parity with the Serial Shares or an increase in the authorized number of Serial Shares.

        SECTION 6. For the purpose of this Division A, whenever reference is made to shares "ranking prior to the Serial Shares" or "on a parity with the Serial Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation are given preference over, or rank on an equality with


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(as the case may be) the rights of holders of Serial Shares; and whenever reference is made to shares "ranking junior to the Serial Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Shares.

                                   DIVISION B

                       EXPRESS TERMS OF THE COMMON SHARES

        The Common Shares shall be subject to the express terms of the Serial Shares and any series thereof. Each Common Share shall be equal to every other share of Common Share. The holders of Common Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

        FIFTH: Without derogation from any other power to purchase shares of the Corporation, the Corporation may, by action of its Board of Directors and to the extent not prohibited by law, purchase outstanding shares of any class of this Corporation's stock.

        SIXTH: No Person shall make a Control Share Acquisition without the prior authorization of the Corporation's shareholders.

        SECTION 1. PROCEDURE. In order to obtain authorization of a Control Share Acquisition by the Corporation's shareholders, a Person shall deliver a notice (the "Notice") to the Corporation at its principal place of business that sets forth all of the following information:

                A. The identity of the Person who is giving the Notice;

                B. A statement that the Notice is given pursuant to this Article SIXTH;

                C. The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

                D. The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

                E. A description in reasonable detail of the terms of the proposed Control Share Acquisition; and


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                F. Reasonable evidence that the proposed Control Share
        Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

        SECTION 2. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Board of Directors of the Corporation shall, within ten days after receipt of such Notice by the Corporation, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors has no obligation to call such meeting if they make a determination within ten days after receipt of the Notice (i) that the Notice was not given in good faith,
(ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders, or (iii) that the proposed Control Share Acquisition could not be consummated for financial or legal reasons. Notwithstanding anything to the contrary contained in clause (ii) of the immediately preceding sentence, the Board of Directors shall not determine not to call such special meeting of shareholders for the reason stated in such clause (ii) if the Control Share Acquisition described in the Notice is for any and all shares of the Corporation at a price higher than 175% of the book value of the Common Shares as of the close of the immediately preceding fiscal year. The Board of Directors may adjourn such meeting if, prior to such meeting, the Corporation has received a Notice from any other Person and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or a merger, consolidation or sale of assets of the Corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

        For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this Section 3, no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested


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director" merely because he would no longer be a director if the proposed
Control Share Acquisition were approved and consummated.

        SECTION 3. NOTICE OF SPECIAL MEETING. The Corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

        SECTION 4. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur: (i) the shareholders of the Corporation authorize such acquisition at the special meeting called by the Board of Directors at which a quorum is present and held for that purpose by an affirmative vote of a majority of the shares entitled to vote in the election of directors ("Voting Shares") represented at such meeting in person or by proxy and by a majority of the portion of such Voting Shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following shareholder authorization of the Control Share Acquisition.

        SECTION 5. VIOLATIONS OF RESTRICTION. Shares issued or transferred to any Person in violation of this Article SIXTH shall be valid only with respect to such amount of shares as does not result in a violation of this Article SIXTH, and such issuance or transfer shall be null and void with respect to the remainder of such shares, any such remainder of shares being hereinafter called "Excess Shares." If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, the Person who holds Excess Shares shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends, interest or any other distribution with respect to the Excess Shares. Any person who receives dividends, interest or any other distribution in respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any person who, following such transfer, would not own shares in violation of this Article SIXTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any


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distributions  on the  Excess  Shares  not previously paid or distributed.

        SECTION 6.  DEFINITIONS.  As used in this Article SIXTH:

                A. "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

                B. (1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this Section 6B. (1), would entitle such Person, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of the voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

                   (a) One-fifth or more but less than one-third of such voting power;

                   (b) One-third or more but less than a majority of such voting power;

                   (c) A majority or more of such voting power.

        A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article SIXTH shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article SIXTH. For purposes of this Article SIXTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

                (2) The acquisition of any shares of the Corporation does not constitute a Control Share Acquisition for the purpose of this Article SIXTH if the acquisition is consummated in any of the following circumstances:


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                (a) By underwriters in good faith and not for the purpose of circumventing this Article SIXTH in connection with an offering of the securities of the Corporation to the public;

                (b) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article SIXTH;

                (c) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article SIXTH;

                (d) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the provisions of Section 1701.78 or Section 1701.83 of the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger of consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of the shareholders of the surviving, new, or acquiring corporation is required by the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code;

                (e) Prior to March 11, 1985;

                (f) Pursuant to a contract existing prior to March 11, 1985.

The acquisition by any Person of shares of the Corporation in a manner described under this Section 6B. (2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article SIXTH within the range of voting power under
Section 6B. (1) (a), (b) or (c) of this Article SIXTH that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section 6B.(2)(b) or (c), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article SIXTH in connection with such transferor's acquisition of shares of the Corporation.



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                (3) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article SIXTH the acquisition of which (a) had previously been authorized by shareholders in compliance with this Article or (b) would have constituted a Control Share Acquisition but for Section 6B.(2), does not constitute a Control Share Acquisition for the purpose of this Article SIXTH unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article SIXTH, or deemed to be so authorized under
        Section 6B. (2).

                C. "Interested Shares" means Voting Shares with respect to which any of the following persons may exercise or direct the exercise of the voting power:

                (1) any Person whose Notice prompted the calling of the meeting of shareholders;

                (2) any officer of the Corporation elected or appointed by the directors of the Corporation; and

                (3) any employee of the Corporation who is also a director of the Corporation.

        SECTION 7. PROXIES. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SIXTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                   A. in accordance with all applicable requirements of law; and

                   B. separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

        SECTION 8. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SIXTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

        SECTION 9. AMENDMENTS. Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the


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

directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least seventy-five percent (75%) of the Voting Shares shall be required to alter, amend or repeal this Article SIXTH or adopt any provisions in the Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect form time to time, which are inconsistent with the provisions of this Article SIXTH.

        SECTION 10. LEGEND ON SHARE CERTIFICATES. Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

             "Transfer of the shares represented by this Certificate is subject to the provisions of Article SIXTH of the Corporation's Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five days after receipt of written request therefor. By accepting this certificate the holder hereof acknowledges that it is accepting the same subject to the provisions of said Article SIXTH as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article SIXTH as the same may be in effect from time to time."

        SEVENTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section shall not apply to this Corporation.

        EIGHTH: Except as otherwise provided in Articles FOURTH and SIXTH, the affirmative vote of two-thirds of the Voting Shares shall be required to (i) adopt any agreement for the merger or consolidation of the Corporation with or into any other corporation or (ii) authorize the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation.

        NINTH: Except to the extent that Articles FOURTH and SIXTH otherwise provide with respect to certain matters therein set forth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation and to add new provisions, in the manner now or hereafter prescribed by statute, upon the affirmative vote of a majority of the outstanding shares of the Corporation, voting as a class; and all rights, privileges and preferences of whatsoever


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


nature conferred upon shareholders, directors and officers pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, the adoption of any amendment, alteration, change or repeal to these Articles of Incorporation as the same may be in effect from time to time which is inconsistent with or would have the effect of amending, altering, changing or repealing the provisions of the Sections 7, 9 or 10 of the Regulations of the Corporation as the same may be in effect from time to time shall require the same affirmative vote of shareholders as would be required under such Regulations to adopt any amendment, alteration, change or repeal or said Sections 7, 9 or 10 or to adopt any provisions inconsistent therewith.


































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